Exhibit 10.33

May 8, 2006

Mr. Michael C. Hammer

9910 E. Desert Cove Ave.

Scottsdale, AZ 85260

Dear Mike:

This letter agreement (this “Letter Agreement”) is written in connection with our recent discussions regarding, and will confirm our understanding concerning, your resignation as Chief Operations Officer of Heartland Payment Systems, Inc. (the “Company”) and your continued employment pursuant to the terms of this letter. Reference in this letter is made to the Employee Confidential Information and Noncompetition Agreement dated November 26, 2001 between you and the Company (the “Noncompetition Agreement”), which is attached hereto as Exhibit A.

NOW THEREFORE, in exchange for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is agreed as follows:

1. Pursuant to your resignation letter dated May 8, 2006, effective as of the date thereof, you will cease to be the Chief Operations Officer of the Company. You will continue as an employee of the Company for a period of one year from the date hereof with responsibility for the duties prescribed by Robert O. Carr. After such one year period, you will continue as an at-will employee of the Company. You will continue to be paid your current salary but will not be eligible for a bonus from the Company.

2. You and the Company hereby agree to terminate the Noncompetition Agreement in its entirety and notwithstanding anything to the contrary contained therein, it shall be of no further force or effect.

3. You understand and acknowledge that because of the confidential and sensitive nature of the information to which you will have access during the course of your employment with the Company, any unauthorized use, disclosure or misappropriation of such information will cause irreparable damage to the Company. In addition, you acknowledge that the Company has expended considerable resources to develop the confidential information and the relationships that the Company enjoys with its customers, suppliers, employees, officers and other agents, and these assets of the Company are critical to the business of the Company. You therefore agree that the restrictions contained herein are necessary to prevent even the inadvertent disclosure of this confidential information or the interference with these relationships and to protect the legitimate business interest of the Company and are reasonable in scope and content.

90 Nassau Street

Princeton, NJ 08542

Phone: 609-683-3831

Toll Free: 888-798-3131

Fax: 609-683-3815

Mr. Michael C. Hammer

May 8, 2006

4. You hereby covenant with Company that, throughout the term of your employment by the Company, you will serve the Company’s best interests loyally and diligently. Throughout the course of employment by the Company, you will not disclose to any person, firm, corporation or entity (except when expressly authorized in writing by the Company) any information relating to the Company’s business, including, without limitation, merchant applications processing and credit underwriting software, merchant information systems, sales compensation and sales force automation software and systems, electronic payment transaction processing software, fraud and risk analysis systems, human resources and time and attendance information systems and software, payroll services information systems and payroll application processing software, sales policy documents, marketing communications materials, information relating to trade secrets, business methods, products, processes, procedures, development or experimental projects, suppliers, customer lists or the needs of customers or prospective customers, clients, etc., and you will not use such information for your own purpose or for the purpose of any person, firm, corporation or entity except the Company.

5. Upon termination of your employment with the Company, you shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculation or copies thereof that relate in any way to the business products, practices or techniques of the Company, including, but not limited to all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his/her possession or under his/her control.

6. During the your employment with the Company, you will not (i) directly or indirectly engage in any business or activity which markets, sells or is developing products or services which compete with the products or services marketed, sold or being developed by the Company (such business or activity being hereinafter sometimes called a “Competing Business”), in any country, state, territory, region or other geographic area, whether in the United States or otherwise, in which, during your employment with the Company, the Company transacts business or sells or markets its products or services, whether such engagement by you shall be as an officer, principal, agent, director, owner, employer, partner, affiliate, consultant or other participant in any Competing Business, or (ii) assist others in engaging in any Competing Business in any manner described in the foregoing clause (i).

7. During your employment with the Company, you hereby covenant that you will not, directly or indirectly, solicit, entice or induce any Customer or Supplier (as both terms are defined in the Noncompetition Agreement) of the Company to (i) become a Customer or Supplier of any other person or entity engaged in any business activity that competes with any business conducted by the Company at any time during the period of your employment with the

Mr. Michael C. Hammer

May 8, 2006

Company, or any business planned by the Company at any time during the period of your employment with the Company or (ii) cease doing business with the Company, and you agree that you will not assist any person or entity in taking any action described in the foregoing clauses (i) and (ii).

8. During your employment with the Company, you will not, directly or indirectly, induce other employees of the Company to terminate their employment with the Company or engage in any Competing Business.

9. You acknowledge and understand that the provisions contained in this Letter Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions contained in this Letter Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by you of the provisions in Section 4, 5, 6, 7, 8 or 9 hereof, the Company shall be entitled to but not limited to injunctive relief restraining you from such breach without posting any bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other additional or alternative remedies available for any breach or threatened breach hereof, including but not limited to monetary damages.

Mr. Michael C. Hammer

May 8, 2006

If the foregoing accurately sets forth our understandings, please so indicate by signing in the space provided below and returning one signed copy to me.

Very Truly Yours,

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert H. B. Baldwin
	Name:	Robert H. B. Baldwin
	Title:	CFO

Accepted and agreed

this 8 day of May, 2006.

/s/ Michael C. Hammer
Michael C. Hammer